News Release BJ Services Company

4601 Westway Park Blvd.

Houston, Texas 77041

713/462-4239

Contact: Jeff Smith

BJ SERVICES ANNOUNCES PERSONNEL CHANGE

Houston, Texas. December 3, 2007. BJ Services Company (BJS-NYSE, CBOE, PCX) announced today that Brian T. McCole, Vice President and Controller, has decided to leave the Company to pursue other opportunities. Effective December 5, 2007, the position of Vice President and Controller will be assumed by L. Scott Biar. Mr. Biar has over 20 years of executive financial management experience and most recently served as Chief Financial Officer, Treasurer and Controller for Stewart & Stevenson Services, Inc.

BJ Services Company is a leading provider of pressure pumping and other oilfield services to the petroleum industry.

(NOT INTENDED FOR DISTRIBUTION TO BENEFICIAL OWNERS)